Exhibit 99.1

RAI 401K SAVINGS PLAN

Financial Statements and Supplemental Schedules

December 31, 2016 and 2015

(With Report of Independent Registered Public Accounting Firm Thereon)

RAI 401K SAVINGS PLAN

Table of Contents

Page(s)

Report of Independent Registered Public Accounting Firm	1
Financial Statements:
Statements of Net Assets Available for Benefits as of December 31, 2016 and 2015	2
Statements of Changes in Net Assets Available for Benefits for the Years ended December 31, 2016 and 2015	3
Notes to Financial Statements	4-13
Supplemental Schedules:
Form 5500, Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the Year ended December 31, 2016	14
Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2016	15
Note:

Supplemental schedules, other than those listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

RAI Employee Benefits Committee of RAI 401k Savings Plan:

We have audited the accompanying statements of net assets available for benefits of RAI 401k Savings Plan (the Plan) as of December 31, 2016 and 2015, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2016 and 2015, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

The supplemental information in the accompanying schedules of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2016, and Form 5500, Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2016 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s 2016 financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedules of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2016, and Form 5500, Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2016 is fairly stated in all material respects in relation to the 2016 financial statements as a whole.

/s/ KPMG LLP

Greensboro, North Carolina

June 21, 2017

RAI 401K SAVINGS PLAN

Statements of Net Assets Available for Benefits

December 31, 2016 and 2015

	2016	2015
Assets:
Investments at fair value	$1,896,498,898	$1,718,836,873
Investments at contract value	—	10,095,801
Total investments	1,896,498,898	1,728,932,674
Receivables:
Employee contributions	782	—
Employer contributions	1,703,461	983,718
Due from broker for securities sold	499,846	1,711,614
Interest and dividends	4,218,419	3,191,356
Notes receivable from participants	15,532,929	13,833,596
Total receivables	21,955,437	19,720,284
Total assets	1,918,454,335	1,748,652,958
Liabilities:
Accrued administrative expenses	170,513	174,208
Due to broker for securities purchased	3,003,627	6,384,725
Total liabilities	3,174,140	6,558,933
Net assets available for benefits	$1,915,280,195	$1,742,094,025

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Statements of Changes in Net Assets Available for Benefits

Years ended December 31, 2016 and 2015

	2016	2015
Additions:
Investment income:
Net appreciation in fair value of investments	$171,216,701	$85,959,995
Interest and dividends	37,338,543	34,827,166
Total investment income	208,555,244	120,787,161
Interest income on notes receivable from participants	624,474	560,730
Contributions:
Employer contributions	40,141,566	38,198,557
Participant contributions	47,635,206	43,769,032
Participant rollover contributions	1,297,182	5,502,825
Total contributions	89,073,954	87,470,414
Total additions	298,253,672	208,818,305
Deductions:
Benefits paid to participants	124,537,668	153,168,805
Administrative expenses	529,834	707,524
Total deductions	125,067,502	153,876,329
Net increase in net assets available for benefits	173,186,170	54,941,976
Net assets available for benefits at beginning of year	1,742,094,025	1,687,152,049
Net assets available for benefits at end of year	$1,915,280,195	$1,742,094,025

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2016 and 2015

(1)	Plan Description

The following brief description of the RAI 401k Savings Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

(a)	General

The Plan is a voluntary defined contribution retirement plan for eligible employees of Reynolds American Inc., referred to as RAI or the Company, and participating companies: RAI Services Company, RAI International, Inc., R.J. Reynolds Tobacco Company, Reynolds Innovations Inc., RAI Innovations Company, RAI Trade Marketing Services Company, Reynolds Finance Company, R.J. Reynolds Vapor Company, Niconovum USA, Inc., Kentucky BioProcessing, Inc., Santa Fe Natural Tobacco Company, Inc., referred to as Santa Fe, and American Snuff Company, LLC, referred to as ASC. RAI Trade Marketing Services Company became a participating company effective December 19, 2016. RAI is the Plan Sponsor. The RAI Employee Benefits Committee, referred to as Plan Administrator or the Committee, controls and manages the operation and administration of the Plan. Fidelity Investments Institutional Operations Company, Inc., referred to as Fidelity Operations or Recordkeeper, serves as the recordkeeper for the Plan. Fidelity Management Trust Company, referred to as Fidelity or Trustee, serves as the Plan’s trustee. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA.

(b)	Contributions

Participant Contributions

Each participant may elect that his employer (i) contribute from 1% to 50% of his non-bonus compensation, as defined in the Plan document, to the Plan as pre-tax contributions and/or Roth contributions in lieu of an equal amount being paid to him as current cash compensation and/or (ii) contribute from 1% to 50% of his bonus compensation, as defined in the Plan document, to the Plan as pre-tax contributions and/or Roth contributions in lieu of an equal amount being paid to him as current cash bonus compensation. Pre-tax and/or Roth contributions are made through payroll deductions. In the event a participant does not designate whether the contributions elected to be made are pre-tax contributions or Roth contributions, contributions are deemed to be pre-tax contributions. If a participant does not make such elections, he is deemed to have (i) authorized payroll deductions for pre-tax contributions equal to 6% of his non-bonus compensation, and (ii) authorized payroll deductions for pre-tax contributions equal to 10% of his bonus compensation. A participant may at any time elect a different contribution percentage (including 0%) with respect to his non-bonus compensation or his bonus compensation. The first 6% of such pre-tax and/or Roth contributions are referred to as match-eligible contributions and are eligible for employer matching contributions as set forth below.

Unless a participant elects otherwise, the percentage of non-bonus compensation contributed to the Plan on his behalf as pre-tax contributions shall be automatically increased by one percentage point commencing on or about March 24th at least six (6) months following the date the first contribution is made on behalf of the participant and on each subsequent March 24th; provided that such percentage shall not be increased above a specified level of the participant’s non-bonus compensation as designated by the Committee from time to time in its sole discretion.

A participant may make contributions to the Plan on an after-tax basis, either in lieu of or in combination with pre-tax contributions and/or Roth contributions by authorizing (i) after-tax contributions of 1% to 50% of his non-bonus compensation and/or (ii) after-tax contributions of 1% to 50% of his bonus compensation; provided that the combined percentage of compensation for pre-

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2016 and 2015

tax, Roth and after-tax contributions (A) is a minimum of 1% and a maximum of 50% and (B) shall in no event exceed the amount of a participant’s after-tax compensation.

Employer Contributions

With respect to RAI Employees, as defined in the Plan document, the appropriate participating companies make matching contributions of 50% of a participant’s match‑eligible contributions with respect to participants who are accruing a benefit under a defined benefit plan sponsored by RAI, and 100% of a participant’s match‑eligible contributions with respect to participants who are not accruing a benefit under a defined benefit plan sponsored by RAI. In addition, the appropriate participating companies make retirement enhancement contributions to accounts of eligible RAI Employees equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s hire date, age and years of service as of January 1, 2006; provided, that the retirement enhancement contribution made to the account of a former employee of Lorillard Tobacco Company who became an RAI Employee on June 13, 2015, is equal to 3% of such participant’s eligible compensation.

With respect to ASC Employees, as defined in the Plan document, ASC makes matching contributions of 100% of a participant’s match‑eligible contributions. In addition, ASC makes retirement enhancement contributions to accounts of eligible ASC Employees equal to 3% or 6% of each such participant’s eligible compensation, depending on the eligible participant’s hire or transfer date.

With respect to Santa Fe Employees, as defined in the Plan document, Santa Fe makes matching contributions of 100% of a participant’s match‑eligible contributions. In addition, Santa Fe makes retirement enhancement contributions to accounts of eligible Santa Fe Employees equal to 3% of each such participant’s eligible compensation.

The Plan was amended effective January 1, 2015, to allow the participating companies to make qualified nonelective contributions to the Plan.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the Company or participating subsidiaries’ contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d)	Vesting

Participants are immediately vested in their contributions and actual earnings thereon. Vesting in employer contributions and earnings thereon made to a participant’s account occurs upon the earlier of the completion of 24 months of service with the Company and its participating subsidiaries or upon the occurrence of certain events as defined in the Plan document.

(e)	Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments in a number of investment fund options, or in a self‑directed brokerage account managed by Fidelity. Participants may change or transfer their investment options at any time via telephone or a secure internet website.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2016 and 2015

(f)	Notes Receivable from Participants

Participants may borrow from their account a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months, or $50,000, and limited by certain restrictions in the Plan document. Generally, loan terms shall not be for more than five years, except that certain loans transferred shall continue in effect until paid off or defaulted under the terms of the loan instruments. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with prevailing rates as determined by the Plan Administrator. Loans are repaid through payroll deductions. Participants may continue to make loan repayments via electronic funds transfer in order to prevent a default following termination of employment.

(g)	Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump sum amount equal to the value of the participant’s vested interest in their account, or, if elected by the participant, monthly installments calculated in accordance with rules set forth in the Plan document. Partial lump sum distributions are also available after termination of service.

(h)	Expenses

The expenses of administering the Plan are paid by the Plan, unless paid directly by the Company at its election. Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general Plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Plan and are allocated to participant accounts.

(i)	Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if a  participant is reemployed before accruing five consecutive break‑in‑service years, as defined in the Plan document. For the years ended December 31, 2016 and 2015, employer contributions were reduced by $1,592,796 and $450,000, respectively, by forfeited nonvested accounts. At December 31, 2016 and 2015, forfeited nonvested accounts totaled $80,558 and $121,090, respectively.

(2)	Summary of Significant Accounting Policies
(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

In May 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-07, Fair Value Measurement (Topic 820): Disclosures for investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), which exempts investments measured using the net asset value (NAV) practical expedient in ASC 820, Fair Value Measurement, from categorization within the fair value hierarchy. The guidance requires retrospective application and is effective for public business entities for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is permitted. Management elected to early adopt the provisions of the new standard in the prior year.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2016 and 2015

In July 2015, the FASB issued ASU 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient. Part I eliminates the requirements to measure the fair value of fully benefit-responsive investment contracts and provide certain disclosures. Contract value is the only required measure for fully-benefit responsive investment contracts. Part II eliminates the requirements to disclose individual investments that represent 5% or more of net assets available for benefits and the net appreciation or depreciation in fair value of investments by general type. Part II also simplifies the level of disaggregation of investments that are measured using fair value. Plans will continue to disaggregate investments that are measured using fair value by general type; however, plans are no longer required to also disaggregate investments by nature, characteristics and risks. Further, the disclosure of information about fair value measurements shall be provided by general type of plan asset. Part III is not applicable to the Plan. The ASU is effective for fiscal years beginning after December 15, 2015, with early adoption permitted. Parts I and II are to be applied retrospectively. Management elected to early adopt Parts I and II in the prior year.

(b)	Investment Valuation and Income Recognition

Investments are valued at fair value (except for fully benefit-responsive investment contracts, which are reported at contract value). See note 3 for discussion of fair value measurement. Purchases and sales of securities are recorded on a trade‑date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex‑dividend date.

As of December 31, 2016, the Plan did not hold any synthetic investment contracts with insurance companies.

As of December 31, 2015, the Plan entered into a synthetic investment contract with an insurance company, which was maintained in a general account. This contract met the fully benefit-responsive investment contract criteria and therefore was reported at contract value. Contract value was the relevant measure for fully benefit-responsive investment contracts because this was the amount received by participants if they were to initiate permitted transactions under the terms of the Plan. The account was credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses.

Contract value represented contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants could direct the withdrawal or transfer of all or a portion of their investment at contract value. There were no reserves against contract value for credit risk of the contract issuer or otherwise.

A key aspect of a synthetic investment contract is that the Plan owns the underlying assets of the contract. Synthetic investment contracts are designed to accrue interest based on crediting rates established by the contract issuers. The synthetic investment contract contained a stable value collective trust fund that was valued using a net asset value provided by the administrator of the fund. The value of the stable value collective trust fund was guaranteed by a wrapper contract issued by high quality financial institutions. The wrapper contract typically included certain conditions and limitations on the underlying assets owned by the Plan. The wrapper contract was valued based on the difference between the current wrapper fee and a re-bid provided by the financial institution that issued the contract, utilizing the current market discount rate. The value of the wrapper contract was $0 as of December 31, 2015.

The Plan’s ability to receive amounts due in accordance with fully benefit-responsive investment contracts was dependent on the third-party issuer’s ability to meet its financial obligations. The

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2016 and 2015

issuer’s ability to meet its contractual obligations could be affected by future economic and regulatory developments.

Certain events limited the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events included the following: (i) amendments to the Plan document, including complete or partial Plan termination or merger with another plan; (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the Plan Sponsor or other Plan Sponsor events, e.g., divestitures or spin‑offs of a subsidiary, which cause a significant withdrawal from the Plan or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator did not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, was probable.

The investment contract did not permit the insurance company to terminate the agreement prior to the scheduled maturity date.

The following table presents the Plan’s investment contract with an insurance company as of December 31, 2015:

	Major credit ratings	Investments at contract value

December 31, 2015:
Synthetic guaranteed investment contracts:
Voya Ins. And Annuity Co.	A2/A	$10,095,801
Total investment contracts with insurance company		$10,095,801

(c)	Valuation of Notes Receivable from Participants

Notes receivable from participants are valued at amortized cost plus accrued interest.

(d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. The funds held by the Plan invest in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities, including securities backed by subprime mortgage loans. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies or defaults, or both, and may be adversely affected by shifts in the market’s perceptions of the issuers and changes in interest rates. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

(e)	Payment of Benefits

Benefits are recorded when paid.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2016 and 2015

(3)	Fair Value Measurement

The fair value of assets and liabilities is determined by using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The three levels of the fair value hierarchy are described as follows:

Level 1 – Inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 – Inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2016 and 2015:

	Assets at fair value as of December 31, 2016
	Total	Level 1	Level 2	Level 3
Common/collective trust funds	$356,365,495	$—	$356,365,495	$—
Money market funds	41,314	41,314	—	—
Mutual funds	598,868,160	598,868,160	—	—
Participant self-directed brokerage account	54,473,716	54,473,716	—	—
Reynolds Stock Fund:
RAI Common Stock	515,467,323	515,467,323	—	—
Fidelity money market fund	9,845,283	9,845,283	—	—
Total Reynolds Stock Fund	525,312,606	525,312,606	—	—

Stable value collective trust fund	361,437,607	—	361,437,607	—

Total investments at fair value	$1,896,498,898	$1,178,695,796	$717,803,102	$—

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2016 and 2015

	Assets at fair value as of December 31, 2015
	Total	Level 1	Level 2	Level 3
Common/collective trust funds ¹	$320,361,518	$—	$320,361,518	$—
Money market funds	35,343	35,343	—	—
Mutual funds	566,730,175	566,730,175	—	—
Participant self-directed brokerage account	51,293,439	51,293,439	—	—
Reynolds Stock Fund:
RAI Common Stock	407,864,029	407,864,029	—	—
Fidelity money market fund	8,061,548	8,061,548	—	—
Total Reynolds Stock Fund	415,925,577	415,925,577	—	—

Stable value collective trust fund ¹	364,490,821	—	364,490,821	—

Total investments at fair value	$1,718,836,873	$1,033,984,534	$684,852,339	$—

¹These investments were reclassified from investments reported at net asset value in the prior year as it was determined these investments had readily determinable fair value.

Following is a description of the valuation methodologies used for assets measured at fair value:

Common/collective trust funds – These funds are valued using a net asset value, referred to as NAV, provided by the administrator of the fund. The NAV is the basis for current transactions at fair value. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The Plan has the ability to redeem its investments in the funds at the NAV at the valuation date. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV. Participant transactions may occur daily. If the plan initiates a large divestment, the issuer reserves the right to require 3 days’ notice.

Money market funds and mutual funds – Valued at the closing price reported on the active market on which the individual securities are traded.

Participant self-directed brokerage account – This account consists primarily of mutual funds and common stocks that are valued at the closing price reported on the active market on which the individual securities are traded.

Reynolds Stock Fund – The fair value of the Reynolds Stock Fund is based on the combined year end closing price of Reynolds American Inc. common stock and monies held in a Fidelity money market fund used to meet daily liquidity needs. Both securities are valued based on the quoted market price of shares trading in active markets held by the Plan at year end. The Reynolds Stock Fund is tracked on a unitized basis, which allows for daily settling of trades by participants.

Stable value collective trust fund – This fund is composed of an additional stable value collective trust fund which consists of fully benefit-responsive investment contracts and is valued at the net asset value of units of the collective trust. The net asset value, referred to as NAV, is the basis for current transactions at fair value. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The NAV of the fund is calculated daily, and net investment income and realized and unrealized gains on investments are not distributed but rather reinvested and reflected in the net asset value of the fund. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV. Participant transactions may occur daily. If the plan initiates a full redemption, the issuer reserves the right

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2016 and 2015

to require 12 months’ notification in order to ensure that security liquidations will be carried out in an orderly manner.

For the years ended December 31, 2016 and 2015, there were no transfers of assets between levels within the fair value hierarchy other than the reclassification described above.

(4)	Related Party Transactions

Certain investments, within the Fidelity Brokeragelink and Fidelity Retirement Money Market Fund, are managed by Fidelity and, therefore, those transactions qualified as party‑in‑interest transactions. Administrative fees paid to Fidelity for the years ended December 31, 2016 and 2015 were $363,822 and $333,065, respectively.

The Reynolds Stock Fund (Fund) is provided as an investment option for participants in the Plan. As RAI is the Plan Sponsor, these transactions qualify as party‑in‑interest transactions. Fund dividends for the years ended December 31, 2016 and 2015 were $15,868,241 and $11,825,666, respectively. The Fund held 9,198,151 shares at $56.04 per share as of December 31, 2016 and 8,837,760 shares at $46.15 per share as of December 31, 2015. RAI’s board of directors approved a two-for-one stock split of RAI’s common stock, which was issued on August 31, 2015, to shareholders of record on August 17, 2015.

(5)	Nonexempt Party-In Interest Transactions

For the year ended December 31, 2016, the Company identified late remittances in the aggregate amount of $5,147.41, which included participant contributions and participant loan repayments. The late remittances were remitted to the Plan through two remittances, $4,374.21 in December 2016 and $773.20 in January 2017. The lost earnings of $85.82 and $9.06, pertaining to the contributions were deposited into the trust in December 2016 and January 2017, respectively. The Plan sponsor filed a Voluntary Fiduciary Correction Application on May 12, 2017 requesting relief under the Department of Labor Voluntary Fiduciary Correction Program. A no action letter is pending.

For the year ended December 31, 2015, there were no nonexempt party-in interest transactions.

(6)	Income Tax Status

The Plan obtained its latest determination letter dated December 4, 2015, in which the Internal Revenue Service stated that the Plan’s design was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2016, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2013. The Internal Revenue Service is currently examining the 2014 Plan year.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2016 and 2015

(7)	Plan Termination

Although it has not expressed any intent to do so, the Committee has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, the Plan provides that the net assets are to be distributed to participating employees in amounts equal to their respective interests in such assets.

(8)	Contingency

In May 2002, in Tatum v. The R.J.R. Pension Investment Committee of the R. J. Reynolds Tobacco Company Capital Investment Plan, an employee of RJR Tobacco filed a class-action suit in the U.S. District Court for the Middle District of North Carolina, alleging that the defendants, RJR, RJR Tobacco, the RJR Employee Benefits Committee and the RJR Pension Investment Committee, violated the Employee Retirement Income Security Act of 1974, referred to as ERISA. The actions about which the plaintiff complains stem from a decision made in 1999 by RJR Nabisco Holdings Corp., subsequently renamed Nabisco Group Holdings Corp., referred to as NGH, to spin off RJR, thereby separating NGH’s tobacco business and food business. As part of the spin-off, the 401(k) plan for the previously related entities had to be divided into two separate plans for the now separate tobacco and food businesses. The plaintiff contends that the defendants breached their fiduciary duties to participants of the RJR 401(k) plan when the defendants removed the stock funds of the companies involved in the food business, NGH and Nabisco Holdings Corp., referred to as Nabisco, as investment options from the RJR 401(k) plan approximately six months after the spin-off. The plaintiff asserts that a November 1999 amendment (the “1999 Amendment”) that eliminated the NGH and Nabisco funds from the RJR 401(k) plan on January 31, 2000, contained sufficient discretion for the defendants to have retained the NGH and Nabisco funds after January 31, 2000, and that the failure to exercise such discretion was a breach of fiduciary duty. In his complaint, the plaintiff requests, among other things, that the court require the defendants to pay as damages to the RJR 401(k) plan an amount equal to the subsequent appreciation that was purportedly lost as a result of the liquidation of the NGH and Nabisco funds.

In July 2002, the defendants filed a motion to dismiss, which the court granted in December 2003. In December 2004, the U.S. Court of Appeals for the Fourth Circuit reversed the dismissal of the complaint, holding that the 1999 Amendment did contain sufficient discretion for the defendants to have retained the NGH and Nabisco funds as of February 1, 2000, and remanded the case for further proceedings. The court granted the plaintiff leave to file an amended complaint and denied all pending motions as moot. In April 2007, the defendants moved to dismiss the amended complaint. The court granted the motion in part and denied it in part, dismissing all claims against the RJR Employee Benefits Committee and the RJR Pension Investment Committee. The plaintiff filed a motion for class certification, which the court granted in September 2008.

A non-jury trial was held in January and February 2010. On February 25, 2013, the district court dismissed the case with prejudice, finding that a hypothetical prudent fiduciary could have made the same decision and thus the plan’s loss was not caused by the procedural prudence which the court found to have existed. On August 4, 2014, the Fourth Circuit Court of Appeals, referred to as Fourth Circuit, reversed, holding that the district court applied the wrong standard when it held that the defendants did not cause any loss to the plan, determined the test was whether a hypothetical prudent fiduciary would have made the same decision and remanded the case back to the district court to apply the “would have standard.” On February 18, 2016, the district court dismissed the case with prejudice, finding that the defendants have shown by a preponderance of the evidence that a fiduciary acting with prudence would have divested the NGH and Nabisco Funds at the time and in the manner that the defendants did. On March 17, 2016, the plaintiff appealed arguing that the district court erred in finding that a hypothetical prudent fiduciary would have divested the NGH and Nabisco Funds at the same time and in the same manner as RJR. On April 28, 2017, the Fourth Circuit affirmed the district court’s judgment in favor of RJR. The plaintiff filed a petition for

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2016 and 2015

rehearing en banc on May 12, 2017. The Fourth Circuit denied the petition on May 26, 2017. The plaintiff’s petition for writ of certiorari with the U.S. Supreme Court is due August 24, 2017.

(9)	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2016	2015
Net assets available for benefits per the financial statements	$1,915,280,195	$1,742,094,025
Adjustment from contract value to fair value for fully
benefit-responsive investment contracts	—	290,946
Net assets available for benefits per the Form 5500	$1,915,280,195	$1,742,384,971

The following is a reconciliation of investment income per the financial statements for the years ended December 31, 2016 and 2015 to the Form 5500:

	2016	2015
Total investment income per the financial statements	$208,555,244	$120,787,161
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	—	290,946
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(290,946)	(887,532)
Total investment income per the Form 5500	$208,264,298	$120,190,575

(10)	Subsequent Events

On January 16, 2017, RAI, British American Tobacco p.l.c., referred to as BAT, BATUS Holdings Inc., a wholly owned subsidiary of BAT, Flight Acquisition Corporation, a wholly owned subsidiary of BAT and referred to as Merger Sub, entered into an Agreement and Plan of Merger, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into RAI, referred to as the merger, with RAI surviving as a wholly owned subsidiary of BAT. The transaction is subject to shareholder approval from both RAI and BAT shareholders, as well as regulatory approvals and other customary closing conditions. The transaction is expected to close on or about July 25, 2017.

Plan management has evaluated subsequent events from the balance sheet date through the date at which the financial statements were issued, and determined there are no other items to disclose.

RAI 401K Savings Plan

Form 5500, Schedule H, Line 4a – Schedule of Delinquent Participant Contributions

Year ended December 31, 2016

Year ended	Participant contributions transferred late to the Plan *	Contributions not corrected	Contributions corrected outside VFCP	Contributions pending correction in VFCP	Total fully corrected under VFCP and PTE 200251
December 31, 2016	$5,147	$—	$—	$5,147	$—

* For the year ended December 31, 2016, the Company identified late remittances in the aggregate amount of $5,147.41, which included participant contributions and participant loan repayments. The late remittances were remitted to the Plan through two remittances, $4,374.21 in December 2016 and $773.20 in January 2017. The lost earnings of $85.82 and $9.06, pertaining to the contributions were deposited into the trust in December 2016 and January 2017, respectively. The Plan sponsor filed a Voluntary Fiduciary Correction Application on May 12, 2017 requesting relief under the Department of Labor Voluntary Fiduciary Correction Program. A no action letter is pending.

See accompanying report of independent registered public accounting firm.

RAI 401K SAVINGS PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2016

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
Unitized Company Stock Fund:
* Reynolds Stock Fund-RAI Common Stock			9,198,151	$515,467,323
Mutual funds:
Vanguard Total Stock Fund			4,840,045	243,696,241
Dodge and Cox International Stock			754,390	28,742,265
Vanguard Total International Stock IS			286,993	28,268,833
PIMCO Income Fund Institutional Class			1,332,943	16,075,298
PIMCO Total Return Fund			3,851,665	38,632,199
JP Morgan Disciplined Equity Fund Class R6			5,415,490	127,968,020
T. Rowe Price Institutional Global Growth Equity Fund			128,154	2,766,846
Principal Diversified Real Asset Fund Institutional Class			474,334	5,122,813
Harding Loevner Institutional Emerging Markets Portfolio Class I			156,799	2,640,498
WM Blair Small CP Val I			4,371,671	90,406,157
Vanguard Total BD Market Inst			1,366,102	14,548,990
Total mutual funds				598,868,160
Cash management accounts:
Money market fund:
* Reynolds Stock Fund-Fidelity Money Market Fund			9,845,283	9,845,283
* Fidelity Retirement Money Market Fund			41,314	41,314
Total money market funds				9,886,597
Self-Directed Brokerage Accounts			169,212,904	54,473,716
Common/collective investment trusts:
BTC Lifepath Index Retire			2,904,213	42,696,293
BTC Lifepath Index 2020			4,039,745	57,609,989
BTC Lifepath Index 2025			4,699,944	67,596,001
BTC Lifepath Index 2030			3,272,177	47,161,893
BTC Lifepath Index 2035			2,476,397	35,749,512
BTC Lifepath Index 2040			2,282,149	32,927,304
BTC Lifepath Index 2045			2,322,769	33,439,738
BTC Lifepath Index 2050			2,029,070	29,578,571
BTC Lifepath Index 2055			479,778	8,374,768
BTC Lifepath Index 2060			119,901	1,231,426
Wells Fargo Stable Return Fund W (Interest Income Fund)			6,750,900	361,437,607
Total common/collective investment trusts				717,803,102
Total investments				1,896,498,898
* Notes receivable from participants (1,625 loans with interest rates ranging from 4.25% to 9.25% and maturity dates ranging from 1/2/2017 – 11/27/2031).				15,532,929
Total assets				$1,912,031,827

*Denotes a party-in-interest.

**Cost information is not required for participant-directed investments and therefore, is not included.

See accompanying report of independent registered public accounting firm.